SALES AGREEMENT





THIS AGREEMENT is made by and between American Skandia Trust ("FUND"), a Massachusetts business trust, and American Skandia Life Assurance Corporation ("SKANDIA"), a life insurance company organized under the laws of the State of Connecticut.

WHEREAS, FUND is registered with the Securities and Exchange Commission under the Investment Company Act of 1940 ("40 Act") as an open-end diversified investment management company; and

     WHEREAS, FUND is organized as a series fund authorized to issue separate series of shares ("Portfolios"); and

WHEREAS, FUND was organized as a funding vehicle to sell its shares only to variable life insurance separate accounts and variable annuity separate accounts, and that such variable products separate accounts may be of insurance companies not affiliated with SKANDIA or any of SKANDIA's affiliated companies (hereinafter referred to as "shared funding") and the FUND may be the investment vehicle for both variable life and variable annuity contracts (hereinafter referred to as "mixed funding"); and

WHEREAS, SKANDIA has established a separate account to offer variable contracts and may establish others, and is desirous of having certain Portfolios of FUND serve as funding vehicles for some of its variable contracts, and possibly others in the future.

NOW, THEREFORE, and in consideration of the mutual covenants herein contained, it is hereby agreed by and between FUND and SKANDIA as follows:

1. FUND will make available to the separate accounts designated by SKANDIA shares of FUND Portfolios designated by FUND for investment of certain account values of variable contracts supported by the designated separate accounts. FUND will diversify the assets in each portfolio in the manner required for the variable contracts to be treated as such under Section 817(h) of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

     2. FUND will make the shares of the designated Portfolios available to such separate accounts at net asset value.

3. Orders shall be placed for such shares with the FUND's custodian pursuant to procedures which are then in effect and which may be modified from time to time. FUND will inform SKANDIA of the procedures for placing orders with the FUND's custodian and will undertake to inform SKANDIA of any modifications to such procedures.

4. FUND will provide SKANDIA camera ready copy of the current FUND prospectus and any supplements thereto for printing by SKANDIA. FUND will provide SKANDIA a copy of the statement of additional information for duplication. FUND will provide SKANDIA copies of its proxy material suitable for printing. FUND will provide SKANDIA annual and semi-annual reports and any supplements thereto, in camera-ready form. For printing and delivery of such documents to the beneficial owners of FUND shares, FUND will pay SKANDIA 0.1%, on an annualized basis, of the net asset value of the shares legally owned by any separate accounts of SKANDIA. Such value is to be determined on the last day of each calendar quarter and is payable within 10 days after the end of such calendar quarter. The amount payable quarterly is one quarter of the above-stated percentage.

3. SKANDIA will only (i) convey any information or make any representations concerning FUND or its investment advisor, its shares or operations which are contained in the most recent Registration Statement relating to the FUND and any supplements thereto or (ii) use any materials or advertising which mention the FUND or its investment advisor (including sales literature, brochures, letters, illustrations and other similar material, whether transmitted directly to potential applicants or published in print or audio-visual media), if, in either case, FUND approves such items prior to use.

         Neither SKANDIA nor FUND will use the other's name nor any other name, logo, trademark, service mark nor symbol that is now or may hereafter be owned by the other party, a parent or an affiliate or subsidiary thereof, except in the manner and to the extent that the other party may specifically authorize. Upon termination of this Agreement, each party will discontinue the use of such name, logo, trademark, service mark or symbol belonging to the other party, parent, affiliate or subsidiary thereof. Such discontinuance will occur immediately or, if applicable, as soon as permitted under applicable law or regulation.

6. (a) SKANDIA shall be solely responsible for its actions in connection with its use of FUND and its shares and shall indemnify and hold harmless FUND, its officers and directors from any liability for its negligent or wrongful acts or failures to act with respect to SKANDIA's use of FUND or its shares. Notwithstanding the foregoing, SKANDIA will not be liable to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in good faith reliance upon and in conformity with information furnished by FUND specifically for use in the presentation of the Registration Statement relating to the variable contracts.

         (b) FUND shall be solely responsible for its actions in connection with its operations and shall indemnify and hold harmless SKANDIA, its officers and directors from any liability for its negligent or wrongful acts or failures to act with respect thereto. Notwithstanding the foregoing, FUND will not be liable to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in good faith reliance upon and in conformity with information furnished by SKANDIA specifically for use in the presentation of the Registration Statement relating to FUND.

7. SKANDIA agrees to inform the Board of Directors of FUND ("BOARD") of the existence of or any potential for any material irreconcilable conflict of interest between the interests of owners of contracts using the separate accounts of SKANDIA which invest in the FUND and/or the interests of owners of contracts using any other separate account of any other insurance company which invests in the FUND.

         A majority of the BOARD shall be composed of persons who are not "interested persons" of FUND as defined by the '40 Act. The BOARD shall monitor FUND for the existence of any material irreconcilable conflicts between the interests of the contract owners of all separate accounts investing in the FUND.

         Any material irreconcilable conflict may arise for a variety of reasons, including:

         (a)      an action by any state insurance regulatory authority;

         (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, or any similar action by insurance, tax or securities regulatory authorities;

     (c) an administrative or judicial decision in any relevant proceeding;

     (d) the manner in which the investments of any portfolio are being managed;

         (e) a difference in voting instructions given by variable annuity contract owners and variable life insurance contract owners or by contract owners of different life insurance companies utilizing FUND; or

     (f) a decision by SKANDIA to disregard the voting instructions of contract owners.

         SKANDIA will be responsible for assisting the BOARD in carrying out its responsibilities by providing the BOARD with all information reasonably necessary for the BOARD to consider any issue raised including, inter alia, any potential or existing conflicts between contract owners and information as to a decision by SKANDIA to disregard voting instructions of contract owners.

         It is agreed that if it is determined by a majority of the members of the BOARD or a majority of its disinterested Directors that a material irreconcilable conflict exists affecting SKANDIA, SKANDIA shall, at its own expense, take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, which steps may include, but are not limited to:

         (i) withdrawing the assets allocable to some or all of the separate accounts of SKANDIA from FUND or any Portfolio and reinvesting such assets in a different investment medium, including another Portfolio of the FUND, if any, or submitting to a vote of all affected contract owners the question of whether segregation of assets should be implemented and, as appropriate, segregating of assets of any particular group (i.e., annuity contract owners, life insurance contract owners or qualified contract owners) that votes in favor of such segregation, or offering to the affected contract owners the option of making such a change;

     (ii) establishing a new registered management investment company or managed separate account.

         If a material irreconcilable conflict arises because of SKANDIA's decisions to disregard contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, SKANDIA may be required, at the FUND's election, to withdraw its separate account's investment in FUND. No charge or penalty will be imposed against a separate account as a result of such a withdrawal. SKANDIA agrees that any remedial action taken by it in resolving any material conflicts of interest will be carried out with a view only to the interest of contract owners.

         For purposes hereof, a majority of the disinterested members of the BOARD shall determine whether or not any proposed action adequately remedies any material irreconcilable conflict. In no event will FUND be required to establish a new funding medium for any variable contracts. SKANDIA shall not be required by the terms hereof to establish a new funding medium for any variable contracts if an offer to do so has been declined by vote of a majority of adversely affected contract owners. Should FUND or any affiliate of FUND choose to establish a new funding medium or recommend other remedial action as a way to resolve any material irreconcilable conflict, SKANDIA will recommend to its policyowners that they decline an offer to establish a new funding medium or take other remedial action only if it believes it is in the best interest of the policyowners to do so.

         FUND will undertake to promptly make known to SKANDIA the BOARD's determination of the existence of a material irreconcilable conflict and its implications.

         8. SKANDIA shall provide pass-through voting privileges to all variable contract owners so long as the Securities and Exchange Commission continues to interpret the '40 Act to require such pass-through voting privileges for variable contract owners. SKANDIA shall be responsible for assuring that each of its separate accounts participating in FUND calculates voting privileges in a manner consistent with the '40 Act. It is a condition of the Agreement that SKANDIA will vote shares of FUND, for which it has not received voting instructions as well as shares attributable to SKANDIA, in the same proportion as it votes shares for w which it has received instructions.

     9. The Agreement shall terminate automatically in the event of its assignment, unless made with the written consent of each party.

10. This Agreement shall continue in full force and effect from its effective date, and may be terminated at any time on sixty (60) days' written notice to the other party hereto, without the payment of any penalty.

11. This Agreement shall be subject to the provisions of the federal securities laws and the rules and regulations thereunder, including any exemptive relief therefrom and the orders of the Securities and Exchange Commission setting forth such relief, and the laws of the State of Connecticut.

         FUND will comply with applicable state law concerning permissible investments for separate accounts, provided that SKANDIA will notify the FUND of any changes in such laws when SKANDIA has been made aware of such changes in connection with SKANDIA contracts which utilize FUND.

12. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     13. Any notice required under this Agreement shall be deemed to have been given to SKANDIA if mailed to:

                           American Skandia Life Assurance Corporation
                           One Corporate Drive
                           Shelton, Connecticut   06484
                           Attention:  Thomas Mazzaferro

and notice is deemed given to the FUND if mailed to:

                           American Skandia Trust
                           One Corporate Drive
                           Shelton, Connecticut   06484
                           Attention:  Mary Ellen O'Leary

or such other address furnished to the other party pursuant hereto.

14. The waiver by any party of a breach by any other party of any of the provisions of this Agreement shall not operate or be deemed as a waiver of any other provision of this Agreement or of any subsequent breach thereof by any party.

15. This Agreement may be executed in any number of counterparts and by the different parties hereto each of which shall be deemed to be an original and all of which, when so executed and delivered by the parties, taken together, shall constitute one and the same instrument.

     16. This Agreement constitutes the entire agreement between the parties hereto and may not be modified except in a written instrument executed by all parties hereto.

     17. It is understood by the parties that this Agreement is not to be deemed an exclusive arrangement.

         Executed this 26th day of May, 1992.

         AMERICAN SKANDIA LIFE ASSURANCE CORPORATION



                  ATTEST:  /s/ Jacqueline Crader

         By: /s/ Gordon Boronow

                           AMERICAN SKANDIA TRUST


                  ATTEST:  /s/ Jacqueline Crader

         By: /s/ Thomas M. Mazzaferro